EXHIBIT10.45

June 16, 2012

Mr. Michael L. Peterson
mpeterson@pacificenergydevelopment.com

Re:  Offer of Employment as Executive Vice President and Chief Financial Officer

Dear Mr. Peterson:

It is our pleasure to extend to you on behalf of Pacific Energy Development Company Corp. (the “Company”), an offer of full-time employment (forty (40) hours per week) as the Company’s Executive Vice President and Chief Financial Officer, commencing as of June 16, 2012, in accordance with the terms and conditions contained in this letter agreement (the “Agreement”), the adequacy and sufficiency of which are hereby acknowledged:

1. DUTIES. The Company requires that you be available to perform the duties of Executive Vice President and Chief Financial Officer customarily related to these functions as may be determined and assigned by the Chief Executive Officer.  Subject to the terms of this Agreement, the Company shall have the right, to the extent the Company from time to time reasonably deems necessary or appropriate, to change your position, or to expand or reduce your duties and responsibilities. You will report to the Chief Executive Officer and you agree to devote as much time as is necessary to discharge and perform completely the duties described in this Section 1, and perform such other duties as the Chief Executive Officer may from time to time assign to you.

2. TERM. The term of this Agreement shall commence on June 16, 2012, and shall continue until your employment is terminated by the Company or by you.

Mr. Michael Peterson

3. COMPENSATION. For all services to be rendered by you to the Company in any capacity hereunder, the Company agrees to pay you the following compensation:

a.
During the term of your employment with the Company you will initially be paid a base salary of $250,000 per annum for this exempt position (your “Base Salary”), paid bi-monthly in arrears in accordance with the customary payroll practices of the Company.  Effective September 1, 2012, your Base Salary shall increase to $275,000 per annum.

b.
You will be reviewed by the Board of Directors of the Company (the “Board”), not less than annually, and in connection with such review, will be eligible for a discretionary cash performance bonus each year of 20% to 40% of your then-current annual Base Salary. You shall also be considered for additional grants of restricted stock and options in the Board’s sole discretion. You acknowledge that the Company is not obligated to award you any cash or equity bonus in any year.

c.	You will also be entitled to participate in the Company’s 401(k) savings program which has been adopted by the Company.

You agree that if any payment of compensation paid to you by the Company or any affiliate, whether under this Agreement or otherwise, results in income or wages to you for federal, state, local or foreign income, employment or other tax purposes with respect to which the Company or any affiliate has a withholding obligation, the Company and its affiliates are authorized to withhold from such payment and any other cash, stock, property or other remuneration then or thereafter payable to you in any capacity any tax required to be withheld by reason of such income or wages.

4. EMPLOYEE BENEFITS

a.
You shall be eligible to participate in the employee benefit plans, programs and policies maintained by the Company for similarly situated employees in accordance with the terms and conditions of such plans, programs, and policies as in effect from time to time.

b.
In accordance with and subject to the terms of the Company’s expense reimbursement policy, the Company shall pay or reimburse you for reasonable expenses actually incurred or paid by you in the performance of your services hereunder upon the presentation of expense statements or vouchers or such other appropriate supporting information as the Company may reasonably require of you.

c.
You will be entitled to up to five (5) weeks of paid vacation per annum (pro-rated for partial years of service) in addition to the normal statutory holidays, provided, however, that vacation is to be taken at such times and intervals as may be agreed by the Company having regard to your workload and needs of the Company.

5. CONFIDENTIALITY. You acknowledge that, in order for the intents and purposes of this Agreement to be accomplished, you will necessarily be obtaining access to certain confidential information concerning the Company and its affairs, including, but not limited to business methods, information systems, financial data and strategic plans which are unique assets of the Company (“Confidential Information”). In accepting this offer, you covenant not to, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information.  The obligations set forth in this paragraph shall survive any termination of this Agreement and your employment relationship with the Company.

Mr. Michael Peterson

6. CONFLICTS OF INTEREST; COMPLIANCE WITH LAW.  You covenant and agree that you will not receive and have not received any payments, gifts or promises and you will not engage in any employment or business enterprises that in any way conflict with your service and the interests of the Company or its affiliates. In addition, you agree to comply with the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over you, the Company or any of the Company’s subsidiaries.  Further, you shall not make any payments, loans, gifts or promises or offers of payments, loans or gifts, directly or indirectly, to or for the use or benefit of any official or employee of any government or to any other person if you know, or have reason to believe, that any part of such payments, loans or gifts, or promise or offer, would violate the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over you, the Company or any of the Company’s subsidiaries.  By signing this Agreement, you acknowledge that you have not made and will not make any payments, loans, gifts, promises of payments, loans or gifts to or for the use or benefit of any official or employee of any government or to any other person which would violate the laws or regulations of any country, including, without limitation, the United States of America, having jurisdiction over you, the Company or any of the Company’s subsidiaries.

7. AT-WILL EMPLOYMENT.  You should understand that your employment with the Company may be terminated by you or the Company at any time and for any reason.  No provision of this Agreement or any other agreement with the Company shall be construed to create a promise of employment for any specific period of time.  This Agreement supersedes in its entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral.

8. TERMINATION.

a.
With or without cause, you and the Company may each terminate this Agreement at any time upon thirty (30) days written notice, and the Company will be obligated to pay you the compensation and expenses due up to the date of the termination.  Notwithstanding the forgoing sentence, the Company will pay to you an amount equal to 100% of your then-current Base Salary (the “Separation Payment”) if your employment with the Company is terminated by the Company without “Cause” or by your death  and immediately accelerate by twelve (12) months the vesting of all outstanding Company restricted stock and options exercisable for Company capital stock then held by you, with all vested Company options held by you (including accelerated options) remaining exercisable for a period of twelve (12) months following your date of Separation from Service (as defined in Section 409A of the Internal Revenue Code, as amended),  in exchange for a full and complete release of claims against the Company, its affiliates, officer and directors in a form reasonably acceptable to the Company (the “Release”).  For purposes of this provision, “Cause” means your (1) conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude; (2) fraud on or misappropriation of any funds or property of the Company or any of its affiliates, customers or vendors; (3) act of material dishonesty, willful misconduct, willful violation of any law, rule or regulation, or breach of fiduciary duty involving personal profit, in each case made in connection with your responsibilities as an employee, officer or director of the Company and which has, or could reasonably be deemed to result in, a Material Adverse Effect upon the Company (a defined below); (4) illegal use or distribution of drugs; (5) willful material violation of any policy or code of conduct of the Company; or (6) material breach of any provision of this Agreement or any other employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by you for the benefit of the Company or any of its affiliates, all as reasonably determined in good faith by the Board of Directors of the Company.  However, an event that is or would constitute “Cause” shall cease to be “Cause” if you reverse the action or cures the default that constitutes “Cause” within 10 days after the Company notifies you in writing that Cause exists.  No act or failure to act on your part will be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that such action or omission was in the best interests of the Company.  Any act or failure to act that is based on authority given pursuant to a resolution duly passed by the Board, or the advice of counsel to the Company, shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company.  For purposes of this Agreement, “Material Adverse Effect” means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of the Company or its subsidiaries, taken as a whole.

b.
Notwithstanding any provision in this Agreement to the contrary, if you have not delivered to the Company an executed Release on or before the fiftieth (50th) day after the date of termination of this Agreement, you shall forfeit all of the payments and benefits described in this Section.

Mr. Michael Peterson

9. AUTHORIZATION TO WORK.  This offer is conditioned upon the following:  (1) you presenting evidence of your authorization to work in the United States and your identity sufficient to allow the Company to complete the Form I-9 required by law; (2) satisfactory completion of a background and reference check; and (3) passing the required pre-employment drug test, if and as applicable.

10. EFFECT OF WAIVER. The waiver by either party of the breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

11. NOTICE. Any and all notices referred to herein will be sufficient if furnished in writing at the addresses specified on the signature page hereto or, if to the Company, to the Company’s office address in Danville, California.

12. GOVERNING LAW. This Agreement will be interpreted in accordance with, and the rights of the parties hereto will be determined by, the laws of the State of California without reference to that state’s conflicts of laws principles.

13. ASSIGNMENT. The rights and benefits of the Company under this Agreement will be transferable, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns.  Your duties and obligations under this Agreement are personal and therefore you may not assign any right or duty under this Agreement without the prior written consent of the Company.

14. ARBITRATION AND GOVERNING LAW. ANY UNRESOLVED DISPUTE OR CONTROVERSY BETWEEN YOU AND THE COMPANY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL BE SETTLED EXCLUSIVELY BY ARBITRATION, CONDUCTED IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION THEN IN EFFECT. THE PARTIES SHALL EQUALLY DIVIDE AND PAY THE ADMINISTRATIVE COSTS OF ANY ARBITRATION UNDER THIS AGREEMENT, INCLUDING THE ARBITRATOR’S FEES. THE ARBITRATOR SHALL NOT HAVE THE AUTHORITY TO ADD TO, DETRACT FROM, OR MODIFY ANY PROVISION HEREOF. THE ARBITRATOR SHALL HAVE THE AUTHORITY TO ORDER REMEDIES WHICH YOU COULD OBTAIN IN A COURT OF COMPETENT JURISDICTION. A DECISION BY THE ARBITRATOR SHALL BE IN WRITING AND WILL BE FINAL AND BINDING. JUDGMENT MAY BE ENTERED ON THE ARBITRATOR’S AWARD IN ANY COURT HAVING JURISDICTION. THE ARBITRATION PROCEEDING SHALL BE HELD IN SAN FRANCISCO, CALIFORNIA, UNITED STATES OF AMERICA. NOTWITHSTANDING THE FOREGOING, THE COMPANY SHALL BE ENTITLED TO SEEK INJUNCTIVE OR OTHER EQUITABLE RELIEF FROM ANY COURT OF COMPETENT JURISDICTION, WITHOUT THE NEED TO RESORT TO ARBITRATION IN THE EVENT THAT YOU VIOLATE SECTION 5 OF THIS AGREEMENT. THIS AGREEMENT SHALL IN ALL RESPECTS BE CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF CALIFORNIA.

Mr. Michael Peterson

15. MISCELLANEOUS. If any provision of this Agreement will be declared invalid or illegal, for any reason whatsoever, then, notwithstanding such invalidity or illegality, the remaining terms and provisions of the this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provision had not been contained herein.

16. ARTICLE HEADINGS. The article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

17. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

18. ENTIRE AGREEMENT. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter, including (i) that certain Consulting Agreement, dated September 1, 2011, entered into between you and the Company, which Consulting Agreement was terminated effective February 1, 2012, and (ii) that certain prior Employment Agreement, dated February 1, 2012, entered into by and between you and the Company, which prior Employment Agreement shall be automatically terminated upon the effective date of this new Employment Agreement.

[Remainder of Page Left Blank Intentionally]

If you are in agreement with the terms set forth herein, please sign below.

Yours truly,

PACIFIC ENERGY DEVELOPMENT CORP.

By:	/s/ Frank C. Ingriselli
Frank C. Ingriselli
President and Chief Executive Officer

Agreed and Accepted June 16, 2012	By:	/s/ Michael L. Peterson
Michael L. Peterson